NEWS RELEASE
CONTACTS:
Gary S. Maier/Sophie Xu
Maier & Company, Inc.
(310) 442-9852

NEW DRAGON ASIA CORP. APPOINTS NEW CHIEF FINANCIAL OFFICER

-- Corporate Office to be Relocated to Mainland China --

SHENZHEN, CHINA - November 8, 2004 - New Dragon Asia Corp. (Amex: NWD) today announced the appointment of Peter Mak as chief financial officer, succeeding Ms. Li Xia Wang. The company also said it is in the process of relocating its corporate office to Shenzhen, China from Hong Kong this month.

“Peter Mak’s extensive management and finance background will be invaluable as the company further establishes its position as a premier manufacturer and supplier of food products throughout Asia and other geographic regions throughout the world,” said Heng Jing Lu, chief executive officer.

Commenting on his appointment, Peter Mak stated, “New Dragon Asia enjoys a solid reputation for quality and brand name identity throughout China. Management is committed to increasing awareness of the company, both in terms of expanding its customer base and the gaining the attention of the global investment community. I look forward to helping the company achieve success in both of these areas.”

Mak was the founder and managing director of VENFUND Investment in Hong Kong and VENFUND VC Investment Management Ltd. in Shenzhen. Earlier, he was the managing partner of Arthur Andersen Southern China and also a partner of Arthur Andersen Worldwide - with a particular focus since 1985 on serving clients in Mainland China.

His professional expertise includes initial public offerings, mergers and acquisitions, and corporate finance. His more than 20-year career includes numerous, complex cross-border transactions involving restructuring and listing issues. Representative transactions have included: Brilliance China Automotive, Qingdao Beer, China Tire and Guangshen Railway. He is also an independent director for several public companies in China and Hong Kong.

New Dragon Asia Corp. 2-2-2

Mak, who is fluent in English, Mandarin and Cantonese, is a frequent speaker on a variety of subjects, including corporate finance, accounting and listings, at conferences held in China, Taiwan, Singapore, Sydney and Hong Kong.

Mak earned his professional diploma in accountancy from Hong Kong Polytechnic University, and is a fellow of the Chartered Association of Certified Accountants in the U.K. and the Hong Kong Society of Accountants.

The new office in Shenzhen will be located at 36/F, News Building, No. 2 Shen Nan Zhong Road, Shenzhen, People’s Republic of China.

About The Company

Headquartered in Shandong Province, P.R.C., with a corporate office in Shenzhen, New Dragon Asia Corp. is engaged in the milling, sale and distribution of flour and related products, including instant noodles, to retail and commercial customers throughout China. The company markets its well-established product line through a network of more than 200 key distributors and 16 regional offices in 27 Chinese provinces with an aggregate production capacity of approximately 110,000 tons of flour and more than 1.1 billion packages of instant noodles.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company's operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; changes in laws and regulations; fluctuations in costs of production, foreign exchange and interest rates; and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time.

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